Exhibit 10.1

Execution Version

$3,000,000,000 5-YEAR THIRD AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

dated as of November 12, 2015

among

VALERO ENERGY CORPORATION,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

CITIBANK, N.A.,

as Syndication Agent

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

MIZUHO BANK, LTD.,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., MIZUHO BANK, LTD.,

and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

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Section 3.07	Investment Company Status	48
Section 3.08	Taxes	49
Section 3.09	ERISA	49
Section 3.10	Disclosure	49
Section 3.11	Anti-Corruption Laws and Sanctions	49

ARTICLE IV

CONDITIONS

Section 4.01	Revolving Effective Date	50
Section 4.02	Each Credit Event	51

ARTICLE V

AFFIRMATIVE COVENANTS

Section 5.01	Financial Statements and Other Information	52
Section 5.02	Notices of Material Events	54
Section 5.03	Existence; Conduct of Business	54
Section 5.04	Payment of Obligations	54
Section 5.05	Maintenance of Properties; Insurance	55
Section 5.06	Books and Records; Inspection Rights	55
Section 5.07	Compliance with Laws	55
Section 5.08	Use of Proceeds	55

ARTICLE VI

NEGATIVE COVENANTS

Section 6.01	Indebtedness	56
Section 6.02	Liens	56
Section 6.03	Fundamental Changes	58
Section 6.04	Hedging Agreements	58
Section 6.05	Transactions with Affiliates	58

ARTICLE VII

EVENTS OF DEFAULT

ARTICLE VIII

THE ADMINISTRATIVE AGENT

ARTICLE IX

MISCELLANEOUS

Section 9.01	Notices	63
Section 9.02	Waivers; Amendments	65

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Section 9.03	Expenses; Indemnity; Damage Waiver	66
Section 9.04	Successors and Assigns	67
Section 9.05	Survival	71
Section 9.06	Counterparts; Integration; Effectiveness; Electronic Execution	71
Section 9.07	Severability	72
Section 9.08	Right of Setoff	72
Section 9.09	Governing Law; Jurisdiction; Consent to Service of Process	72
Section 9.10	Waiver of Jury Trial	73
Section 9.11	Headings	73
Section 9.12	Confidentiality	73
Section 9.13	Interest Rate Limitation	74
Section 9.14	USA PATRIOT Act	75
Section 9.15	Amendment and Restatement	75
Section 9.16	Assignment and Reallocation of Commitments, Etc.	75
SCHEDULES:
Schedule 1.01	– Pricing Schedule
Schedule 2.01	– Commitments
Schedule 2.06	– Outstanding Letters of Credit
Schedule 6.01	– Existing Indebtedness of Subsidiaries
Schedule 6.02(j)	– Existing Liens
EXHIBITS:

Exhibit A	– Form of Assignment and Assumption
Exhibit B	– Form of Notice of Commitment Increase
Exhibit C	– Form of Borrowing Request
Exhibit D	– Form of Promissory Note
Exhibit E-1 – E-4	– Form of Tax Compliance Certificates

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$3,000,000,000 5-YEAR THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of November 12, 2015 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among VALERO ENERGY CORPORATION, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, CITIBANK, N.A., as Syndication Agent, and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., MIZUHO BANK, LTD., and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.

WHEREAS, the parties hereto have agreed to amend and restate that certain $3,000,000,000 5-Year Second Amended and Restated Revolving Credit Agreement, dated as of November 22, 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Revolving Credit Agreement”), among the Borrower, the financial institutions party thereto as lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other Persons from time to time party thereto.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning set forth in Section 9.14.

“Adjusted Consolidated Net Debt” means, at any date, Consolidated Net Debt less the principal amount of Hybrid Equity Securities in an aggregate amount not to exceed 15% of Total Capitalization.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 9.01(d)(ii).

“Agreement” has the meaning set forth in the introductory paragraphs hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth on the Pricing Schedule under the caption “ABR Margin,” “LIBOR Margin” or “Facility Fee”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt.

“Approved Currency” means dollars, Canadian dollars, British pounds and euros.

“Approved Fund” has the meaning set forth in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Revolving Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy

Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any ERISA Affiliate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Valero Energy Corporation, a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.05.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services or P-2 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) money market accounts or funds with or issued by Qualified Issuers; (e) short term debt obligations of an issuer rated at least BBB by Standard & Poor’s Ratings Services or Baa2 by Moody’s Investor Service, Inc., and maturing within thirty days from the date of acquisition; (f) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above; and (g) solely with respect to a Subsidiary which is incorporated or organized under the laws of a jurisdiction outside of the United States, in addition to the investments described in clauses (a) through (f) of this definition, substantially similar investments denominated in foreign currencies (including similarly capitalized foreign banks).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower (excluding, however, any such person or group entitled to report such ownership on Schedule 13G in accordance with Rule 13d-1(b)(1) or (2)); or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Person that becomes a Lender after the date hereof, such later date on which such Person becomes a Lender under this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd- Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CI Lender” has the meaning set forth in Section 2.02(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means, collectively, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Bank, Ltd., and Wells Fargo Bank, National Association, each in its capacity as a co-documentation agent for the Lenders hereunder.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum potential aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.02, (b) reduced from time to time pursuant to Section 2.09, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $3,000,000,000.

“Commitment Increase” has the meaning set forth in Section 2.02(a).

“Commitment Increase Effective Date” has the meaning set forth in Section 2.02(b).

“Communications” has the meaning set forth in Section 9.01(d)(ii).

“Competitor” means (a) any Person who is primarily engaged in businesses of the type primarily conducted by the Borrower and its Subsidiaries and (b) any Affiliate of a Person identified in clause (a) above (it being agreed that an investment firm or other financial institution shall not be deemed to Control a Person described in clause (a) above merely as a result of owning a minority interest in such Person if it does not otherwise Control such Person).

“Consenting Lenders” has the meaning set forth in Section 2.21(b).

“Consolidated Net Debt” means, at any date, the Indebtedness of the Borrower and its Subsidiaries less the aggregate amount of (a) cash and Cash Equivalents held by the Borrower and its Subsidiaries at such date and (b) cash and Cash Equivalents that have been deposited in a trust account or account created or pledged for the sole benefit of the holders of any Indebtedness of the Borrower or its Subsidiaries that has been defeased pursuant to such deposit and the other applicable terms of the instrument governing such Indebtedness, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means, on any date, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of the Borrower and its Subsidiaries, minus (a) all current liabilities of the Borrower and its Subsidiaries (excluding current maturities of long-term debt) and (b) all goodwill of the Borrower and its Subsidiaries, all of the foregoing determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means for the Borrower at any date the Net Worth of the Borrower and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any date, the aggregate total assets of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, any Issuing Bank or any Lender and “Credit Parties” shall be the collective reference to all of them.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in LC Disbursements or (iii) pay over to any Credit Party any other amount required to be paid by such Lender hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or, in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute with respect to the requirement to pay such amount, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under any such agreement (including this Agreement) cannot be satisfied), (c) has failed, within three Business Days after request by the Borrower, the Administrative Agent or any Issuing Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in LC Disbursements under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s, the Administrative Agent’s or the requesting Issuing Bank’s, as applicable, receipt of such certification in form and substance reasonably satisfactory to the Borrower, the Administrative Agent or the requesting Issuing Bank, as applicable, and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any Hedging Agreement.

“Disclosed Matters” means the actions, suits and proceedings and the environmental and intellectual property matters (a) disclosed in (i) the Borrower’s report on Form 10-K for the fiscal year ended December 31, 2014, (ii) the Borrower’s most recently-filed report on Form 10-Q for the most recent fiscal period ended prior to the Revolving Effective Date and (iii) the Borrower’s reports on Form 8-K filed during the period from and including the financial statements referred to in the foregoing clause (ii) to but excluding the date that is two

Business Days prior to the Revolving Effective Date, in each case as filed with the Securities and Exchange Commission, or (b) otherwise disclosed in writing to the Administrative Agent for the benefit of the Lenders prior to the execution and delivery of this Agreement.

“dollars” or “$” refers to lawful money of the United States of America, except if the term “dollar” is preceded by the name of another country.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in dollars, such amount, and (b) with respect to any amount denominated in any Approved Currency other than dollars, the equivalent amount thereof in dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate on any date of determination for the purchase of dollars with such other Approved Currency.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (c) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, other than a standard termination under Section 4041(b) of ERISA; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (f) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Subsidiary Debt” means (i) unsecured Indebtedness of Subsidiaries existing on the Revolving Effective Date and described on Schedule 6.01, (ii) Unsecured Acquisition Debt, (iii) refinancings, extensions, renewals, or refundings of any Indebtedness permitted by clauses (i) and (ii) above; provided that the principal amount thereof is not increased, (iv) intercompany Indebtedness that is owed by a Subsidiary to, and Guarantees of intercompany debt issued by such Subsidiary of debt of, the Borrower or another wholly owned Subsidiary, (v) amounts owing pursuant to Securitization Transactions and (vi) to the extent that a Subsidiary has provided a Guarantee of the Borrower’s Indebtedness and other obligations existing pursuant to this Agreement, such Subsidiary’s Indebtedness that is pari passu with (or subordinate to) the Indebtedness and other obligations existing pursuant to this Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment or otherwise under any Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Lender” has the meaning set forth in Section 9.16.

“Existing Revolving Credit Agreement” has the meaning set forth in the introductory paragraphs hereto.

“Extension Confirmation Date” has the meaning set forth in Section 2.21(b).

“Extension Effective Date” has the meaning set forth in Section 2.21(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, financial vice president, treasurer or controller of the Borrower.

“Fiscal Quarter” means a fiscal quarter of the Borrower, ending on the last day of March, June, September or December of each year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Hybrid Equity Securities” means, on any date (the “determination date”), any securities issued by the Borrower or any of its Subsidiaries or a financing vehicle of the Borrower or any of its Subsidiaries, other than common stock, that meet the following criteria: (a) (i) the Borrower demonstrates that such securities are classified, at the time they are issued, as possessing a minimum of “intermediate equity content” by S&P and “Basket C equity credit” by Moody’s (or the equivalent classifications then in effect by such agencies) and (ii) on such determination date such securities are classified as possessing a minimum of “intermediate equity content” by S&P or “Basket C equity credit” by Moody’s (or the equivalent classifications then in effect by such agencies) and (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the obligations of the Borrower under this Agreement. As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of any Indebtedness of such Person which constitutes Indebtedness of such Person solely by reason of this clause (d) shall not for purposes of this Agreement exceed the greater of the book value or the fair market value of the properties subject to such Lien, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all obligations of such Person in respect of bankers’ acceptances, and (h) all non-contingent obligations (and, for purposes of Section 6.02, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Maturity Date” means November 12, 2020.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated October 2015 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, with the consent of each Lender, such other periods for which LIBO Rates are available at the time the Borrowing Request for such Eurodollar Borrowing is made), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Grade Rating” means a rating of senior long-term unsecured debt securities of the Borrower without any third-party credit enhancement of (i) BBB- or higher by S&P or (ii) Baa3 or higher by Moody’s.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Citibank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Bank, Ltd. and Wells Fargo Bank, National Association, each in its capacity as an issuer of Letters of Credit hereunder, and each successor in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” means, collectively, J.P.Morgan Securities LLC, Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Bank, Ltd., and Wells Fargo Securities, LLC, each in its capacity as a Joint Lead Arranger and Joint Bookrunner hereunder.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Sublimit” means $2,000,000,000.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.02 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes each Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including the letters of credit outstanding under the Existing Revolving Credit Agreement to the extent provided in Section 2.06(k).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero; provided, further, that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided, further, that the LIBO Rate shall not, in any event, be less than zero.

“LIBO Screen Rate” has the meaning set forth in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means (a) this Agreement, (b) the Notes, if any, (c) the one or more fee letters entered into in connection with or anticipation of this Agreement and (d) any amendment, supplement or other document modifying the foregoing.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, or (b) the ability of the Borrower to perform any of its obligations under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Indebtedness that constitutes Project Financing) or Derivatives Obligations of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means, at any time, each Subsidiary other than (a) any Project Financing Subsidiary and (b) any Subsidiary (i) the Net Tangible Assets of which do not represent 5% or more of Consolidated Net Tangible Assets for the period of four fiscal quarters most recently ended and (ii) that does not own Equity Interests of any Material Subsidiary.

“Maturity Date” means the Initial Maturity Date, as such date may be extended pursuant to Section 2.21 to the corresponding day in each year thereafter; provided that with respect to any Non-Consenting Lender, the Maturity Date shall not be so extended.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Tangible Assets” means, on any date, with respect to any Subsidiary, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of such Subsidiary, minus (a) all current liabilities of such Subsidiary (excluding current maturities of long-term debt) and (b) all goodwill of such Subsidiary, all determined in accordance with GAAP.

“Net Worth” of the Borrower means at any time, without duplication, the sum of its capital stock, additional paid in capital, retained earnings, and any other account which, in accordance with GAAP, constitutes stockholders’ equity, less treasury stock; provided that “Net Worth” shall not include the liquidation value of any Preferred Equity Interests.

“New Funds Amount” has the meaning set forth in Section 2.02(d)(i).

“Non-Consenting Lenders” has the meaning set forth in Section 2.21(b).

“Notice of Commitment Increase” has the meaning set forth in Section 2.02(b).

“Note” has the meaning set forth in Section 2.10(e).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Participant” has the meaning set forth in Section 9.04(c)(i).

“Participant Register” has the meaning set forth Section 9.04(c)(iii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System agreed to by the Borrower.

“Preferred Equity Interest” means any Equity Interest that, by its terms (or the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event or circumstance either (a) matures, (b) is redeemable (whether mandatorily or otherwise) at the option of the holder thereof for any consideration other than shares of common stock or (c) is convertible or exchangeable for Indebtedness or other Preferred Equity Interests, in each case, in whole or in part, on or prior to the date that is one year after the earlier of (i) the Maturity Date or (ii) the date on which the Loans have been paid in full, the Commitments have terminated, all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed.

“Pricing Schedule” means the Pricing Schedule attached hereto as Schedule 1.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Project Financing” means any Indebtedness that is incurred to finance or refinance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance, operation, securitization or monetization, in respect of all or any portion of any project, any group of projects, or any asset related thereto, and any guaranty with respect thereto, other than such portion of such Indebtedness or guaranty (contingent or otherwise) that is at any time recourse to or obligates the Borrower or any Subsidiary (other than a Project Financing Subsidiary) in any way, or subjects any property or asset of the Borrower or any Subsidiary (other than a Project Financing Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof (excluding any obligation to make a capital contribution to a Project Financing Subsidiary to the extent not otherwise prohibited hereunder).

“Project Financing Subsidiary” means any Subsidiary of the Borrower whose principal purpose is to incur Project Financing and own and operate its permitted assets or to become a direct or indirect partner, member or other equity participant or owner in a Person so created, and substantially all the assets of such Subsidiary are limited to (a) those assets for which the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance, operation, securitization or monetization is being financed in whole or in part by one or more Project Financings, or (b) the equity in, Indebtedness or other obligations of, one or more other such Subsidiaries or Persons, or (c) proceeds of a substantially concurrent offering of capital stock of the Borrower, or assets acquired with such proceeds, or (d) capital contributions from minority shareholders other than the Borrower or a Subsidiary, or assets acquired with such capital contributions.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Qualified Issuer” means any commercial bank (a) which has capital and surplus in excess of $250,000,000 and (b) the outstanding long-term debt securities of which are rated at least A by Standard & Poor’s Ratings Services or at least A2 by Moody’s Investors Service, Inc., or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Reducing Percentage Lender” has the meaning set forth in Section 2.02(d)(ii).

“Reduction Amount” has the meaning set forth in Section 2.02(d)(iii).

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time; provided that, for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded.

“Responsible Officer” means the Chief Executive Officer, President, Chief Financial Officer, General Counsel, or any Executive Vice President of the Borrower.

“Revolving Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the European Union or any EU member state in which the Borrower or any of its Subsidiaries operates or conducts business, or by Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Securitization Transaction” means any transaction in which the Borrower or a Subsidiary sells or otherwise transfers any accounts receivable (whether now existing or arising in the future) and any assets related thereto including, without limitation, all books and records relating to such accounts receivable, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, rights with respect to returned goods the sale or lease of which gave rise to such accounts receivable, insurance thereon, proceeds of all of the foregoing and lockboxes and bank accounts into which collections thereon are deposited, and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable (a) to one or more third party purchasers or (b) to a special purpose entity that borrows against such accounts receivable (or undivided interests therein) and related assets or issues securities payable from (or representing interests in) payments in respect of such accounts receivable and related assets or sells such accounts receivable (or undivided interests therein) and related assets to one or more third party purchasers, whether or not amounts received in connection with the sale or other transfer of such accounts receivable and related assets to an entity referred to in clause (a) or (b) above would under GAAP be accounted for as liabilities on a consolidated balance sheet of the Borrower. The amount of any Securitization Transaction shall be deemed at any time to be the aggregate outstanding principal or stated amount of the borrowings, securities or residual obligations under a sale, in each case referred to in clause (b) of the preceding sentence, or if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable transferred to such third party purchaser(s) pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible.

“Spot Rate” for a currency means the rate determined by the applicable Issuing Bank or the Administrative Agent, as appropriate, to be the rate quoted by such Issuing Bank or Administrative Agent, as applicable, acting in such capacity as the spot rate for the purchase by such Issuing Bank or Administrative Agent, as applicable, of such currency with dollars through its principal foreign exchange trading office at approximately 11:00 a.m., New York City time, two Business Days prior to the date as of which the foreign exchange computation is made; provided that the applicable Issuing Bank or the Administrative Agent, as appropriate, may obtain such spot rate from another financial institution designated by such Issuing Bank or Administrative Agent, as applicable, if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that the applicable Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Approved Currency other than dollars.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower; provided that, for so long as VLP is not wholly owned, directly or indirectly, by the Borrower, VLP GP, VLP and their respective subsidiaries shall, in each case, be deemed not to be Subsidiaries of the Borrower except for purposes of (a) to the extent VLP GP, VLP or their respective subsidiaries are required by GAAP to be consolidated with the Borrower, Section 5.01(a) and Section 5.01(b), (b) Section 5.07 (provided that, for the avoidance of doubt, the term “Material Adverse Effect” as used in such Section 5.07 shall be determined by reference to the Borrower and the Subsidiaries, but excluding VLP GP, VLP and their respective subsidiaries for so long as VLP is not wholly owned, directly or indirectly, by the Borrower), and (c) Section 3.11.

“Syndication Agent” means Citibank, N.A., in its capacity as syndication agent for the Lenders hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” means, at the date of any determination thereof, the sum of (a) Consolidated Net Debt plus (b) Consolidated Net Worth of the Borrower plus (c) the involuntary liquidation value of any Preferred Equity Interests.

“Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of Loans, and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unsecured Acquisition Debt” means unsecured Indebtedness of a Person that exists at the time such Person becomes a Subsidiary of the Borrower as a result of an acquisition, merger or other combination, or at the time such Person is merged or consolidated with or into, or otherwise acquired by, a Subsidiary of the Borrower, or unsecured Indebtedness that is assumed in connection with the acquisition of Property; provided that, in each case, such unsecured Indebtedness was not incurred or granted in contemplation of such acquisition, merger, or other combination; provided, further, that in no event shall such unsecured Indebtedness exceed the value of the Person or Property so acquired.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.17(e)(ii)(B)(3).

“VLP” means Valero Energy Partners LP, a Delaware limited partnership.

“VLP Drop Down Transactions” means any acquisition by VLP or its subsidiaries of master limited partnership qualifying assets of the Borrower or any of its Subsidiaries, and all transactions consummated or agreements entered into in connection therewith; provided that (a) such acquisition shall be made for fair value (as reasonably determined by the chief financial officer of the Borrower) and (b) such acquisition is otherwise on terms and conditions, when taken as a whole, that are fair and reasonable to the Borrower and its Subsidiaries as determined in the good faith judgment of the Borrower, taking into account the totality of the relationship between the Borrower and its Subsidiaries, on the one hand, and VLP and its subsidiaries, on the other.

“VLP GP” means Valero Energy Partners GP LLC, a Delaware limited liability company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

Section 1.05 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02 Commitment Increase.

(a) Subject to the terms and conditions set forth herein, the Borrower shall have the right, without the consent of the Lenders, to cause, but not more than five times, an increase in the Commitments of the Lenders (a “Commitment Increase”) by adding to this Agreement one or more additional lenders that are not already Lenders hereunder and that are reasonably satisfactory to the Administrative Agent and each Issuing Bank (not to be unreasonably withheld, delayed or conditioned) (each, a “CI Lender”) or by allowing one or more existing Lenders to increase their respective Commitments; provided that (i) no Event of Default shall have occurred and be continuing as of the relevant Commitment Increase Effective Date, (ii) no such Commitment Increase shall be less than $50,000,000, (iii) the aggregate amount of all such Commitment Increases shall not exceed $1,500,000,000, (iv) no Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion) and (v) if, on the effective date of such increase, any Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 2.16 in connection with the reallocation of such outstanding Loans.

(b) The Borrower shall provide the Administrative Agent with written notice (a “Notice of Commitment Increase”) in the form of Exhibit B attached hereto of its intention to increase the Commitments pursuant to this Section 2.02. Each such Notice of Commitment Increase shall specify (i) the proposed effective date of such Commitment Increase (each such date, a “Commitment Increase Effective Date”), which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase, (ii) the amount of the requested Commitment Increase (provided that after giving effect to such requested Commitment Increase, the aggregate amount of all Commitment Increases does not exceed the amount set forth in subsection (a)(iii) above), (iii) the identity of each CI Lender or Lender that has agreed in writing to increase its Commitment hereunder, and (iv) the amount of the respective Commitments of the then existing Lenders and the CI Lenders from and after the Commitment Increase Effective Date (as defined below).

(c) On each Commitment Increase Effective Date, to the extent that there are Loans outstanding as of such date, (i) each CI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Lender’s New Funds Amount, which amount, for each such CI Lender, shall constitute Loans made by such CI Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (ii) each existing Lender that has agreed to increase its Commitment shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such Lender’s New Funds Amount, which amount, for each such Lender, shall constitute Loans made by such Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (iii) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reduction Amount, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment by the Borrower pursuant to Section 2.11, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Loans of such Reducing Percentage Lender, and (iv) the Borrower shall be responsible to pay to each Lender any breakage fees or costs that are payable pursuant to Section 2.16 in connection with the reallocation of any outstanding Loans; provided that, notwithstanding the foregoing, no Letter of Credit may expire beyond the close of business on the date that is five Business Days prior to the earliest Maturity Date applicable to any Lender, unless the amount of such Letter of Credit on the date of issuance, renewal or extension, as applicable, together with the outstanding LC Exposure at such time, is less than or equal to the total Commitments of all Lenders having a later Maturity Date.

(d) For purposes of this Section 2.02 and Exhibit B, the following defined terms shall have the following meanings: (i) “New Funds Amount” means the amount equal to the product of a Lender’s increased Commitment or a CI Lender’s Commitment (as applicable) represented as a percentage of the aggregate Commitments after giving effect to any Commitment Increase, times the aggregate principal amount of the outstanding Loans immediately prior to giving effect to such Commitment Increase, if any, as of any Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of

Loans as a result of borrowings made after giving effect to such Commitment Increase on such Commitment Increase Effective Date); (ii) “Reducing Percentage Lender” means each then existing Lender immediately prior to giving effect to any Commitment Increase that does not increase its respective Commitment as a result of such Commitment Increase and whose relative percentage of the Commitments shall be reduced after giving effect to such Commitment Increase; and (iii) “Reduction Amount” means the amount by which a Reducing Percentage Lender’s outstanding Loans decrease as of any Commitment Increase Effective Date (without regard to the effect of any borrowings made on such Commitment Increase Effective Date after giving effect to the Commitment Increase occurring on such Commitment Increase Effective Date).

(e) Each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness (i) the Administrative Agent shall record in the register each then CI Lender’s information as provided in the applicable Notice of Commitment Increase and pursuant to an Administrative Questionnaire that shall be executed and delivered by each CI Lender to the Administrative Agent on or before such Commitment Increase Effective Date, (ii) Schedule 2.01 hereof shall be amended and restated to set forth all Lenders (including any CI Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase (which amended and restated Schedule 2.01 shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of such amended and restated Schedule 2.01, and (iii) each CI Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement.

(f) Each Commitment Increase shall be deemed to constitute a representation and warranty by the Borrower on the applicable Commitment Increase Effective Date that (i) the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents are true and correct on and as of such Commitment Increase Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of such Commitment Increase Effective Date, such representations and warranties shall continue to be true and correct as of such specified earlier date, and (ii) at the time of and immediately after giving effect to such Commitment Increase, no Default shall have occurred and be continuing.

Section 2.03 [Reserved].

Section 2.04 Loans and Borrowings.

(a) Each Loan shall be made in dollars as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.05 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit C. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.04:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07(a).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a telephonic or written Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of standby Letters of Credit, denominated in an Approved Currency, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period; provided that the aggregate LC Exposure (after giving effect to the requested issuance, amendment or extension of a Letter of Credit) shall not exceed the least of (i) the total Commitments, (ii) the excess of the total Commitments over the aggregate amount of the Loans then outstanding, (iii) the LC Sublimit or (iv) the amount permitted by Section 2.22(a)(iv); provided, further, that, subject to limitations set forth above, no Issuing Bank shall be obligated to front Letters of Credit to the extent that the LC Exposure associated with Letters of Credit issued by it would exceed $400,000,000; provided, further, that (after giving effect to the requested issuance, amendment or extension of a Letter of Credit) the total Credit Exposures shall not exceed the total Commitments. The Letters of Credit denominated in an Approved Currency (other than dollars) shall not exceed $200,000,000, in the aggregate at any one time outstanding; if giving effect to a request for a Letter of Credit to be denominated in an Approved Currency (other than dollars) would cause this limitation to be exceeded, then such Letter of Credit may only be dollar-denominated. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit (which must be a fixed amount), which Approved Currency shall be the denomination of such Letter of Credit (it being understood that if no denomination is specified, the Letter of Credit shall be dollar-denominated), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. If requested by the relevant Issuing Bank, the Borrower also shall submit a letter of credit application on its standard form in connection with any request for a Letter of Credit; provided that no provision in such application shall be deemed effective to the extent such provision contains, provides for, or requires, representations, warranties, covenants, security interests, Liens, indemnities, reimbursements of costs or expenses, events of default, remedies, or standards of care or to the extent such provision conflicts or is inconsistent with this Agreement. Following receipt of a notice requesting the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit) in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of

Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, the limits and sublimits specified in Section 2.06(a) are satisfied. Notwithstanding the foregoing or anything else to the contrary contained herein, no Issuing Bank shall be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank (x) shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, (y) shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Revolving Effective Date, or (z) shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Revolving Effective Date and which such Issuing Bank in good faith deems material to it; provided that, in the cases of clauses (y) and (z), such Issuing Bank shall have provided written notice to the Borrower of its refusal to issue any Letter of Credit and the specific reasons therefor and the Borrower shall not have compensated such Issuing Bank for the imposition of such restriction, reserve or capital or liquidity requirement or reimbursed such Issuing Bank for such loss, cost or expense, as applicable; (B) the issuance of such Letter of Credit would violate one or more polices of such Issuing Bank (as consistently applied); or (C) such Letter of Credit is to be denominated in a currency other than an Approved Currency.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Maturity Date; provided that, notwithstanding the foregoing, no Letter of Credit may expire beyond the close of business on the date that is five Business Days prior to the earliest Maturity Date applicable to any Lender, unless the amount of such Letter of Credit on the date of issuance, renewal or extension, as applicable, together with the aggregate of the outstanding LC Exposure and Loans at such time, is less than or equal to the total Commitments of all Lenders having a later Maturity Date.

(d) Participation. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit in accordance with this Agreement or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit denominated in an Approved Currency, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in such Approved Currency (except as specified below) an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.05 that such payment be financed with an ABR Borrowing in an amount equal to the Dollar Equivalent of the amount of the LC Disbursement, as determined by the applicable Issuing Bank promptly following determination thereof and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loan. Notwithstanding the foregoing, any Issuing Bank may, at its option, specify in the applicable notice of LC Disbursement that such Issuing Bank will require reimbursements in dollars; provided that the applicable Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement (expressed in dollars in the amount of the Dollar Equivalent of such LC Disbursement), the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay in dollars to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay in dollars to the relevant Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as its interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of an ABR Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the relevant exchange rates or in the availability of the relevant Approved Currency to the Borrower or in the relevant currency markets generally; or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The relevant Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The relevant Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether it has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by a Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing, then on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure pursuant to Section 2.21(b), then the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest and fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. As collateral security for the payment and performance of the obligations of the Borrower under this Agreement, the Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Lenders, a first priority security interest in such account and all amounts and other property from time to time deposited or held in such account, and all proceeds thereof, and any substitutions and replacements therefor. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse ratably the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure pursuant to Section 2.21(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Outstanding Letters of Credit. On the Revolving Effective Date, each of the letters of credit listed on Schedule 2.06 shall be deemed to have been issued as Letters of Credit under this Agreement by the Issuing Bank specified on Schedule 2.06, without payment of any fees otherwise due upon the issuance of a Letter of Credit, and such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation, to the extent of such Lender’s Applicable Percentage, in such Letter of Credit.

(l) Exchange Rates; Currency Equivalents. The applicable Issuing Bank or the Administrative Agent shall determine the Spot Rates as of any date of determination to be used for calculating Dollar Equivalent amounts with respect to the issuance, amendment, extension or increase of any Letter of Credit and the LC Exposure denominated in Approved Currencies other than dollars. Such Spot Rates shall become effective as of such date of determination and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next date of determination. The applicable amount of any currency for purposes of any calculation involving the Letters of Credit shall be such Dollar Equivalent amount as so determined by the applicable Issuing Bank or the Administrative Agent, as appropriate.

Section 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.05 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.04:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence of identified events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent and may not be reinstated except pursuant to Section 2.02. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note, dated the Revolving Effective Date, payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and otherwise substantially in the form of Exhibit D hereto (a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any ABR Borrowing shall be in a minimum amount of $1,000,000 with additional increments of $1,000,000. Each partial prepayment of any Eurodollar Borrowing shall be in a minimum amount of $5,000,000 with additional increments of $1,000,000. Each prepayment of any Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding costs pursuant to Section 2.16.

Section 2.12 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Revolving Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) (Reserved).

(c) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to such Lender’s participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Revolving Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.150% per annum on the average daily amount of the LC Exposure associated with Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Revolving Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Revolving Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to them) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees payable that have been paid shall not be refundable under any circumstances.

Section 2.13 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, maintaining, continuing or converting their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank (excluding for purposes of this subsection (i) any Taxes);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (excluding for purposes of this subsection (iii) any Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) then, upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided that such Lender or such Issuing Bank is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or Issuing Bank has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the basis for, the calculation of and the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. In determining such amount, such Lender agrees to act in good faith and to use reasonable averaging and attribution methods.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender (other than, in the case of a claim for compensation based on the failure to borrow as specified in clause (c) above, any Lender whose failure to make a Loan required to be made by it hereunder has resulted in such failure to borrow) for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail the basis for and any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(b) In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c) The Borrower shall indemnify each Recipient within 15 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient on or with respect to any payment by or on account of any obligation of the Borrower hereunder or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority A certificate setting forth in reasonable detail the basis for and the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender (which, solely for purposes of this Section 2.17(e), shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (ii)(B), and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) properly completed and duly executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax; and

(B) each Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and duly executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and duly executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) properly completed and duly executed originals of Internal Revenue Service Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the

Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and duly executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable,

(4) to the extent a Foreign Lender is not the beneficial owner, properly completed and duly executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable, provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner.

(iii) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and duly executed originals) of any other form prescribed by the applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its or their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h) For purposes of this Section 2.17, the term “applicable law” includes FATCA.

(i) For purposes of determining withholding Taxes imposed under FATCA, from and after the date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Borrower and the Administrative Agent to treat) the Loans and this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j) Each party’s obligation under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Except as provided under Section 2.17, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without deduction, setoff or counterclaim (other than any deduction or setoff in respect of Taxes as explicitly described in such Sections). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to each Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars, except to the extent expressly provided in Section 2.06(e).

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the

Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is or will be required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is or will be required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any

Lender is a Defaulting Lender, or if any Lender fails to execute and deliver any amendment, consent or waiver to any Loan Document requested by the Borrower by the date specified by the Borrower (or gives the Borrower or the Administrative Agent written notice prior to such date of its intention not to do so), or if any Lender delivers a notice to the Borrower and/or the Administrative Agent pursuant to Section 2.20, or if any Lender shall fail to agree to extend the Maturity Date pursuant to Section 2.21, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, each Issuing Bank), which consent (or consents) shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower, as applicable, and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.

Section 2.20 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

Section 2.21 Extension of Maturity Date.

(a) Not earlier than 75 days prior to, nor later than 30 days prior to, each anniversary of the Revolving Effective Date, the Borrower may, but not more than two times, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a one-year extension of the Maturity Date then in effect. Within 15 days of delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses.

(b) The Maturity Date shall be extended only if the Required Lenders (calculated excluding any Defaulting Lender and after giving effect to any replacements of Lenders permitted herein) have consented thereto (the Lenders that so consent being the “Consenting Lenders” and the Lenders that do not consent being the “Non-Consenting Lenders”). If so extended, the Maturity Date, as to the Consenting Lenders, shall be extended to the same date in the year following the Maturity Date then in effect (such existing Maturity Date being the “Extension Effective Date”). The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension, specifying the date of such confirmation (the “Extension Confirmation Date”), the Extension Effective Date, and the new Maturity Date (after giving effect to such extension). As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Extension Confirmation Date signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, (A) before and after giving effect to such extension, the representations and warranties contained in Article III made by it are true and correct on and as of the Extension Confirmation Date, except to the extent that such representations and warranties specifically refer to an earlier date, (B) before and after giving effect to such extension no Default exists or will exist as of the Extension Confirmation Date, and (C) since December 31, 2014, no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect has occurred. The Borrower shall prepay any Loans outstanding on the Extension Effective Date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep outstanding Loans ratable with any revised and new Applicable Percentages of all the Lenders effective as of the Extension Effective Date; and if, after giving effect to such prepayment, the total Credit Exposures exceeds the total Commitments then in effect as a result of an LC Exposure, then the Borrower will pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.06(j). In addition, each Consenting Lender shall automatically (without any further action) and ratably acquire on the Extension Effective Date the Non-Consenting Lenders’ participations in Letters of Credit, in an amount equal to such Consenting Lender’s Applicable Percentage of the amount of such participations.

Section 2.22 Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees payable to such Defaulting Lender shall cease to accrue on the daily amount of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(ii) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02 (other than with respect to clause (d) thereof) or any consent to an extension of the Maturity Date pursuant to Section 2.21); provided that in no event shall (A) such Defaulting Lender’s Commitment be increased or extended without its consent, (B) the principal amount of, or interest or fees payable on, Loans or LC

Disbursements be reduced or excused or the scheduled date of payment be postponed as to such Defaulting Lender or (C) this subsection (ii) be amended, in each case, without such Defaulting Lender’s consent (except that fees shall be cease to accrue for the account of such Defaulting Lender to the extent specified in this Section 2.22 without such Defaulting Lender’s consent);

(iii) if LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Lenders that are not Defaulting Lenders (for purposes of this Section 2.22, the “non-Defaulting Lenders”) in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(B) if the reallocation described in clause (iii)(A) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize, for the benefit of the Issuing Banks, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (iii)(A) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (iii)(B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(D) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (iii)(A) above, then the fees payable to such non-Defaulting Lenders pursuant to Section 2.12(c) shall be adjusted in accordance with such non-Defaulting Lenders’ LC Exposure after giving effect to such reallocation and, to the extent of such reallocation, fees under Section 2.12(c) shall no longer accrue for the benefit of such Defaulting Lender; and

(E) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (iii)(A) or clause (iii)(B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any non-Defaulting Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (ratably in proportion to the amount of Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(iv) so long as a Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(a)(iii), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iii)(A) (and such Defaulting Lender shall not participate therein). For the avoidance of doubt, with respect to Letters of Credit requested at a time when a Lender is a Defaulting Lender, to the extent such Defaulting Lender’s obligations under Section 2.06 are reallocated to other non-Defaulting Lenders in accordance with such non-Defaulting Lenders’ respective Applicable Percentages (to the extent, after giving effect to the issuance of such Letter of Credit, that the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments), the existence of such Defaulting Lender shall not affect the obligation of any Issuing Bank to issue Letters of Credit up to the LC Sublimit, as reduced by such Defaulting Lender’s Applicable Percentage (without taking into consideration any reallocation described in this Section 2.22) of the LC Sublimit.

(b) (Reserved)

(c) In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require the Borrower or any Subsidiary to obtain any consent or approval of, or make any registration or filing with, or request any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by the Borrower with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and routine Tax filings), (b) will not result in a violation by the Borrower or any Subsidiary of any law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any material payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

Section 3.04 Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholder’s equity and cash flows (i) as of and for the fiscal years ended December 31, 2014 and December 31, 2013, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter and the portion of the fiscal year ended September 30, 2015, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

Section 3.05 Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (a) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.

Section 3.06 No Default. No Default has occurred and is continuing.

Section 3.07 Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.08 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.09 ERISA. Each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No ERISA Affiliate has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums due but not delinquent under Section 4007 of ERISA.

Section 3.10 Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (other than information of a global economic or industry nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished) contained as of the date such reports, financial statements, certificates or other written information were so furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to (i) projections, estimates, pro forma financial information, engineering reports and forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) contained in the materials referenced above, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time and (ii) financial statements, the Borrower represents only that such financial statements were prepared as represented in Section 3.04 and as required by Section 5.01(a) and (b), as applicable.

Section 3.11 Anti-Corruption Laws and Sanctions; Use of Proceeds. The Borrower has implemented and maintains in effect policies and procedures intended to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors and officers, and to the knowledge of the Borrower, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned

Person. Neither the Borrower nor any Subsidiary of the Borrower will, directly or, to the knowledge of the Borrower, indirectly, use or lend, contribute, provide or otherwise make available the proceeds of any Borrowing or any Letter of Credit to any subsidiary, joint venture partner, or other Person, (a) to fund payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of any of the foregoing, in violation of applicable Anti-Corruption Laws or (b) to fund any activity or business in, of or with, any Sanctioned Country or to fund any activity or business of or with any Person located, organized or residing in any Sanctioned Country or who is the subject of any Sanctions to the extent that any such activity or business, or the funding of any such activity or business, would be in violation of Sanctions if conducted by a Person organized, incorporated or formed in the United States or in a European Union member state.

ARTICLE IV

CONDITIONS

Section 4.01 Revolving Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy, facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion reasonably satisfactory to the Administrative Agent (addressed to the Administrative Agent and the Lenders and dated the Revolving Effective Date) of (i) Jay Browning, in-house counsel of the Borrower, covering such matters related to the Borrower and the Loan Documents as the Administrative Agent shall reasonably request and (ii) Baker Botts L.L.P., counsel for the Borrower, providing an opinion as to the enforceability of the Loan Documents. The Borrower hereby requests each such counsel to deliver its applicable opinion to the Administrative Agent and the Lenders.

(c) The Administrative Agent shall have received a certificate of the Borrower attaching such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received the financial statements referred to in Section 3.04.

(e) The Administrative Agent shall have received a certificate, dated the Revolving Effective Date and signed by a Responsible Officer of the Borrower, certifying

(which statements shall constitute a representation and warranty made by the Borrower to the Lenders hereunder on the Revolving Effective Date) that, as of the Revolving Effective Date, (i) there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (A) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (B) that involve the Loan Documents or the Transactions; and (ii) since December 31, 2014, there has been no material adverse change in the business, financial position, or results of operations of the Borrower together with its Subsidiaries on a consolidated basis.

(f) The Administrative Agent shall have received a certificate, dated the Revolving Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance, as of the Revolving Effective Date, with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Revolving Effective Date, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, in each case to the extent invoiced at least two Business Days prior to the Revolving Effective Date.

(h) The Administrative Agent shall have received all documentation and other information required by regulatory authorities with respect to the Borrower and its Subsidiaries under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation the Act, that has been requested by the Administrative Agent at least five Business Days in advance of the Revolving Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Revolving Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions contained in this Section 4.01 is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on December 31, 2015 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received, as applicable, a Borrowing Request in accordance with Section 2.05 or a request for a Letter of Credit pursuant to Section 2.06.

(d) In the case of the issuance, amendment, extension or increase of a Letter of Credit to be denominated in an Approved Currency other than dollars, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that in the reasonable opinion of the Administrative Agent or the applicable Issuing Bank would make it impracticable for such issuance, amendment, extension or increase to be denominated in the relevant Approved Currency.

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) within 65 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, except for deviations from the application of GAAP concurred with by the Borrower’s independent public accountants;

(b) within 45 days after the end of each of the first three Fiscal Quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, except for deviations from the application of GAAP concurred with by the Borrower’s independent public accountants, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01, and (iii) attaching (A) the related consolidating financial statements of the Borrower, reflecting the consolidated financial statements of the Borrower excluding the consolidated financial statements of VLP and its subsidiaries, consolidating adjustments, and the resulting financial statements of the Borrower delivered under Section 5.01(a) and Section 5.01(b) in calculating compliance with Section 6.01 and (B) a schedule describing all Indebtedness of VLP GP, VLP and their subsidiaries that is recourse to the Borrower or its Subsidiaries;

(d) promptly after the same become publicly available, notice of all registration statements or reports filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, on Form S-1, S-3, S-4, 10-K, 10-Q, 8-K or 12b-25, and notice of any financial statements, reports, notices or proxy statements distributed by the Borrower to its shareholders generally, as the case may be; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.valero.com; or (ii) on which such documents are posted on the Borrower’s behalf on the website of the Securities and Exchange Commission or any other Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificate required by Section 5.01(c) to the Administrative Agent, which shall then promptly furnish such compliance certificate to the Lenders. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent, which shall then promptly furnish to each Lender, prompt written notice of the following:

(a) the occurrence of any Default of which any Responsible Officer of the Borrower obtains knowledge; and

(b) if and when any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Financial Officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable ERISA Affiliate is required or proposes to take. Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business; provided that the foregoing shall not prohibit any merger or consolidation of the Borrower permitted under Section 6.03 or any merger, consolidation, liquidation or dissolution of any Subsidiary that is not otherwise prohibited by the terms of this Agreement; provided, further, that neither the Borrower nor any of its Subsidiaries shall be required to preserve, renew or keep in full force and effect any right, license, permit, privilege or franchise to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay or discharge, before the same shall become delinquent or in default, its obligations, including liabilities for Taxes, that, if not paid, could reasonably be expected to result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including, without limitation, by the maintenance of adequate self-insurance reserves to the extent customary among such companies).

Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which complete and accurate entries are made of its financial and business transactions to the extent required by GAAP and applicable law. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, at such Administrative Agent’s or Lender’s expense, upon reasonable prior notice and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that advance notice of any discussion with such independent accountants shall be given to the Borrower and, so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the opportunity to be present at any such discussion. The Administrative Agent and each Lender agree to keep all information obtained by them pursuant to this Section confidential in accordance with Section 9.12.

Section 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, applicable Environmental Laws and ERISA and the rules and regulations thereunder), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Use of Proceeds. The proceeds of the Loans will be used for general corporate purposes, including, at the option of the Borrower, to refinance any Indebtedness of the Borrower. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only for general corporate purposes.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness.

(a) The Borrower will not permit, as of the last day of any Fiscal Quarter, commencing with the last day of the Fiscal Quarter in which the Revolving Effective Date occurs, Adjusted Consolidated Net Debt as of such date to exceed 60% of Total Capitalization as of such date.

(b) At no time shall the aggregate of the following exceed 15% of Consolidated Net Tangible Assets: (i) secured Indebtedness and Derivative Obligations of the Borrower and its Subsidiaries (provided that, for purposes of the calculation in this Section 6.01(b)(i), (A) Indebtedness of the Borrower and its Subsidiaries that is secured by a Lien that is permitted by Section 6.02 (other than clause (m) of such Section 6.02) and (B) Liens arising as a result of customary netting and offset provisions in Hedging Agreements, shall be disregarded), plus (ii) unsecured Indebtedness of the Subsidiaries of the Borrower (provided that, for purposes of the calculation in this Section 6.01(b)(ii), Indebtedness that is Excluded Subsidiary Debt shall be disregarded).

(c) The Borrower will not permit Indebtedness of the Borrower or its Subsidiaries in respect of Securitization Transactions to exceed $1,500,000,000, in the aggregate at any time outstanding.

Section 6.02 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, assume or suffer to exist any Lien to secure payment of any Indebtedness or any Derivatives Obligations on any Property now owned or hereafter acquired by it, except for:

(a) Liens in favor of the Administrative Agent securing Indebtedness or other obligations existing pursuant to this Agreement;

(b) Liens created by Capital Lease Obligations; provided that the Liens created by any such Capital Lease Obligations attach only to the Property leased to the Borrower or one of its Subsidiaries pursuant thereto and general intangibles and proceeds related thereto, and improvements, accessories and upgrades to the Property leased pursuant thereto;

(c) purchase-money Liens and Liens on Property acquired, constructed or improved by the Borrower or any Subsidiary (including such Liens securing Indebtedness incurred within 180 days of the date on which such Property was acquired or the date of completion of such construction or improvement); provided that all such Liens attach only to the Property purchased, constructed or improved with the proceeds of the Indebtedness secured thereby and improvements, accessions, general intangibles and proceeds related thereto;

(d) Liens on Property of a Person which exist at the time such Person becomes a Subsidiary of the Borrower as a result of an acquisition, merger or other combination, or at the time such Person is merged or consolidated with or into, or otherwise acquired by, the Borrower or a Subsidiary (including improvements, accessions, general intangibles and proceeds related thereto), which Liens were not granted in contemplation of such acquisition, merger, or other combination and which Liens attach only to the Property described in this clause (d);

(e) any Lien existing on any Property prior to the acquisition thereof by the Borrower or a Subsidiary (including improvements, accessions, general intangibles and proceeds related thereto), which Liens were not granted in contemplation of such acquisition and which Liens attach only to the Property described in this clause (e);

(f) Liens on Property of a non-wholly owned Subsidiary to secure obligations of such Subsidiary to the Borrower or to a wholly owned Subsidiary; provided, however, that the obligations so secured may not be assigned, sold or otherwise transferred to a Person other than the Borrower or another wholly owned Subsidiary unless such Liens are otherwise permitted hereunder;

(g) Liens arising in connection with statutory or contractual setoff provisions granted or arising in the ordinary course of business in favor of banks, brokers, or other creditors;

(h) Liens customarily granted on accounts receivable and related assets in connection with Securitization Transactions to the extent Indebtedness in respect of such Securitization Transactions is permitted under Section 6.01(c);

(i) any Lien on Property of a Subsidiary of the Borrower to the extent that (A) such Subsidiary has provided a Guarantee of the Borrower’s Indebtedness and other obligations existing under this Agreement, (B) the Indebtedness of the Subsidiary of the Borrower that is secured by such Lien is pari passu with (or subordinate to) the Indebtedness and other obligations existing pursuant to this Agreement and (C) any Property that is subject to a Lien in support of such Indebtedness is also subject to a pari passu (or higher priority) Lien in favor of the Administrative Agent securing Indebtedness or other obligations existing pursuant to this Agreement;

(j) Liens securing Indebtedness existing on the Revolving Effective Date and listed on Schedule 6.02(j);

(k) any Lien arising out of refinancing, extending, renewing or refunding (or successively refinancing, extending, renewing or refunding) any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section; provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional Property;

(l) Liens for Taxes which are not yet due and payable or the payment of which is not at the time required by Section 5.04; and

(m) Liens not otherwise permitted by the foregoing clauses of this Section 6.02 securing Indebtedness and Derivative Obligations; provided that such Indebtedness and Derivative Obligations are permitted under Section 6.01(b).

Section 6.03 Fundamental Changes. (a) The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with the Borrower, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the Borrower’s assets, whether now owned or hereafter acquired (including stock of its Subsidiaries), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, and (ii) any Person may merge with the Borrower as long as the surviving entity, if other than the Borrower, is of an Investment Grade Rating equal to or higher than the Borrower’s rating and so long as the surviving entity assumes, pursuant to the terms of such transaction, each of the obligations of the Borrower under the Transactions and such assumption is evidenced by an agreement executed and delivered to the Lenders within 30 days of such transaction in a form reasonably satisfactory to the Required Lenders. Without limiting the generality of the foregoing, the transfer of more than 50% of the Borrower’s Consolidated Total Assets shall be deemed, for the purposes of this Section 6.03(a), a transfer of all or substantially all of the assets of the Borrower.

(b) The Borrower will not, and will not permit any of its Material Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Revolving Effective Date and businesses reasonably related thereto.

Section 6.04 Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business.

Section 6.05 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided that the foregoing restriction shall not apply to:

(a) transactions between or among the Borrower and its Subsidiaries or between or among Subsidiaries;

(b) transactions pursuant to any contract or agreement in effect on the date hereof, as the same may be amended, modified or replaced from time to time, so long as any such contract or agreement as so amended, modified or replaced is, taken as a whole, no less favorable to the Borrower and its Subsidiaries in any material respect than the contract or agreement in effect on the date hereof;

(c) transactions pursuant to which (i) Taxes are allocated among the Borrower and its Affiliates in any reasonable manner or any manner consistent with Section 1552 (or any successor provision) of the Code, (ii) general and administrative expenses are allocated among the Borrower and its Affiliates in any reasonable manner or any manner consistent with Section 482 (or any successor provision) of the Code, and (iii) interest is charged or credited to Affiliates in any reasonable manner;

(d) the VLP Drop Down Transactions; and

(e) transactions entered into with VLP and its subsidiaries on terms and conditions, taken as a whole, that are fair and reasonable to the Borrower and its Subsidiaries as determined in the good faith judgment of the Borrower, taking into account the totality of the relationship between the Borrower and its Subsidiaries, on the one hand, and VLP and its subsidiaries, on the other.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with the Loan Documents or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with the Loan Documents or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower’s existence) or Section 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment in excess of $1,000,000 in the aggregate (whether of principal, interest or fees) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice requirement or grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other similar relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief with respect to itself or its debts under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; provided that such petition on its face is sufficient such that admission of the material allegations therein provides a basis for granting the relief requested, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by independent third party insurance as to which the respective insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

None of the Joint Lead Arrangers, Syndication Agent or Co-Documentation Agents shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than the duties, responsibilities and liabilities assigned to such entities in their capacities as Lenders (or Issuing Banks, if applicable) hereunder.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further acknowledges and agrees that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Borrower, to it at Valero Energy Corporation, One Valero Way, San Antonio, Texas 78249, Attention of Donna M. Titzman, Treasurer (Facsimile No. (210) 345-2267);

(ii) if to the Administrative Agent or to JPMorgan Chase Bank, N.A., as an Issuing Bank or a Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Nathan Lorensen (Facsimile No. (713) 427-6307), with a copy to JPMorgan Chase Bank, N.A., 712 Main Street, 12th Floor, Houston, Texas 77002, Attention of Muhammad Hasan (Facsimile No. (713) 216-4117); and

(iii) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor and (iii) transmitted by telecopier or facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

(c) Change of Address. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications available to the Issuing Banks and the other Lenders by posting the Communications on a Platform.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b), (c) or (d) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) No provision contained in Article III, Article V, Article VI or Article VII hereof, and none of the definitions of any defined terms related to such provisions, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders.

(c) Except as provided for in Section 9.02(d), neither this Agreement or the Notes nor any provision of either of the foregoing may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders.

(d) Notwithstanding anything to the contrary contained in paragraphs (b) and (c) above, no such agreement or agreements referred to in such paragraphs shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration or termination of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.09(c), Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata treatment of Lenders or pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change Section 2.21, Section 4.01, Section 4.02 or any of the provisions of this Section or the definition of “Required Lenders” or the definition of “Approved Currency” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) amend, modify or otherwise change Section 2.22 without the written consent of the Administrative Agent, each Issuing Bank and the Required Lenders. In addition, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.

Section 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of a law firm, as counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement, (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of a law firm, as counsel for the Administrative Agent, in connection with any amendments, modifications or waivers of the provisions hereof (in the case of clauses (i) and (ii), whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by it or any demand for payment thereunder and (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including settlement costs and the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes, which, for the avoidance of doubt, shall be addressed under Section 2.17.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Joint Lead Arranger or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Joint Lead Arranger or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Joint Lead Arranger or such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof or the transmission of communications through an Electronic System. No Indemnitee referred to in paragraph (b) above, and no Credit Party, shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than as permitted in Section 6.03, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C) each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 (which, for the avoidance of doubt, shall not be for the account of the Borrower, other than in respect of an assignment initiated by the Borrower pursuant to Section 2.19(b));

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E) no assignment shall be made to a Defaulting Lender; and

(F) no assignment shall be made to the Borrower or any Affiliate thereof.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (other than Competitors) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first sentence of Section 9.02(d) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16, and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(e) and Section 2.17(f) (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and the sale of such participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant.

(ii) [Reserved].

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, email pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized, at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower that are due and payable at such time held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement; provided that such Lender shall provide prompt written notice to the Administrative Agent of the exercise of such setoff; provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to promptly notify the Borrower after any such setoff and application by it or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to and shall not be affected by any other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section is intended to waive the right of any party to remove any such action or proceeding commenced in any such New York State court to an appropriate New York Federal court to the extent the basis for such removal exists under applicable law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. (a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, including any credit insurance provider relating to the Borrower and its obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or prospective Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap, securitization or derivative transaction relating to the Borrower and its obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower relating to the Borrower and its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by or on behalf of the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each Lender acknowledges that Information as defined in Section 9.12(a) furnished to it pursuant to this agreement may include material non-public information concerning the Borrower and its Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Related Parties or its securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.15 Amendment and Restatement. This Agreement shall be deemed to restate and amend the Existing Revolving Credit Agreement in its entirety, and all of the terms and provisions hereof shall supersede the terms and conditions thereof. The parties hereto further agree that this Agreement, each Borrowing and each issuance, amendment or extension of a Letter of Credit shall serve to extend, renew and continue, but not to extinguish or novate, the “Borrowings” and “Letters of Credit” under the Existing Revolving Credit Agreement and the corresponding promissory notes and to amend, restate and supersede, but not to extinguish or cause to be novated the Indebtedness under, the Existing Revolving Credit Agreement. The Borrower hereby agrees that, upon the effectiveness of this Agreement, the “Loans” made and outstanding under the Existing Revolving Credit Agreement and all accrued and unpaid interest thereon shall be deemed to be Loans outstanding under and payable by this Agreement and all “Letters of Credit” issued and outstanding under the Existing Revolving Credit Agreement, if any, shall be deemed to be issued and outstanding as Letters of Credit hereunder.

Section 9.16 Assignment and Reallocation of Commitments, Etc. On the Revolving Effective Date, each of the lenders under the Existing Revolving Credit Agreement (each, an “Existing Lender”) hereby sells, assigns, transfers and conveys to the Lenders hereto, and each of the Lenders hereto hereby purchases and accepts, so much of the aggregate commitments under, and loans and, as further specified in Section 2.06(k), participations in letters of credit outstanding under, the Existing Revolving Credit Agreement such that, immediately after giving effect to the effectiveness of this Agreement (including any increase of the commitments effectuated hereby), the Applicable Percentage of each Lender to this Agreement and the portion of the relevant Commitment of each Lender, shall be as set forth on Schedule 2.01 hereto. The foregoing assignments, transfers and conveyances are without recourse to any Existing Lender and without any warranties whatsoever by the Administrative Agent, any Issuing Bank or any Existing Lender as to title, enforceability, collectability, documentation or freedom from liens or encumbrances, in whole or in part, other than that the warranty of any such Existing Lender that it has not previously sold, transferred, conveyed or encumbered such interests. The Existing Lenders and the Lenders shall, if appropriate, make all appropriate adjustments in payments under the Existing Revolving Credit Agreement, the “Notes” and the other “Loan Documents” thereunder for periods prior to the adjustment date among themselves, but in no event shall any such adjustment of Eurodollar Loans (a) constitute a payment or prepayment of all or a portion of any Eurodollar Loans or (b) entitle any Lender to any reimbursement under Section 2.16 hereof.

(Signature Pages Begin Next Page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VALERO ENERGY CORPORATION, a Delaware corporation, as Borrower

By:	/s/ DONNA M. TITZMAN
	Name:	Donna M. Titzman
	Title:	Senior Vice President and Treasurer

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, an Issuing Bank and a Lender

By:	/s/ MUHAMMAD HASAN
	Name:	Muhammad Hassan
	Title:	Vice President

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

CITIBANK, N.A., as an Issuing Bank and a Lender

By:	/s/ MAUREEN MARONEY
	Name:	Maureen Maroney
	Title:	Vice President

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, as an Issuing Bank and a Lender

By:	/s/ STEPHEN W. WARFEL
	Name:	Stephen W. Warfel
	Title:	Managing Director

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

MIZUHO BANK, LTD., as an Issuing Bank and a Lender

By:	/s/ LEON MO
	Name:	Leon Mo
	Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank and a Lender

By:	/s/ NATHAN STARR
	Name:	Nathan Starr
	Title:	Portfolio Manager

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ J. FRAZELL
	Name:	J. Frazell
	Title:	Director

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ MARGUERITE SUTTON
	Name:	Marguerite Sutton
	Title:	Vice President

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ JOSEPH ONISCHUK
	Name:	Joseph Onischuk
	Title:	Managing Director

By:	/s/ REGINALD CRICHLOW
	Name:	Reginald Crichlow
	Title:	Vice President

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ MIKHAIL FAYBUSOVICH
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

By:	/s/ GREGORY FANTONI
	Name:	Gregory Fantoni
	Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ DENISE HE
	Name:	Denise He
	Title:	Assistant Vice President

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ DON J. MCKINNERNEY
	Name:	Don J. McKinnerney
	Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

SUMITOMO MITSUI BANKING CORP., as a Lender

By:	/s/ JAMES D. WEINSTEIN
	Name:	James D. Weinstein
	Title:	Managing Director

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ CARMEN MALIZIA
	Name:	Carmen Malizia
	Title:	Director

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

TORONTO DOMINION (TEXAS) LLC, as a Lender

By:	/s/ RAYAN KARIM
	Name:	Rayan Karim
	Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ PATRICK JEFFREY
	Name:	Patrick Jeffrey
	Title:	Vice President

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ MICHAEL CLAYBORNE
	Name:	Michael Clayborne
	Title:	Vice President

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

LLOYDS BANK PLC, as a Lender

By:	/s/ DAVEN POPAT
	Name:	Daven Popat
	Title:	Senior Vice President

By:	/s/ JULIA R. FRANKLIN
	Name:	Julia R. Franklin
	Title:	Vice President

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ MICHAEL KING
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

COMERICA BANK, as a Lender

By:	/s/ L. J PERENYI
	Name:	L. J Perenyi
	Title:	Vice President

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

FROST BANK, as a Lender

By:	/s/ PHILIP R. ROSENFELD
	Name:	Philip R. Rosenfeld
	Title:	Senior Vice President

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ KEITH BURSON
	Name:	Keith Burson
	Title:	Senior Vice President

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

RIYAD BANK, HOUSTON AGENCY, as a Lender

By:	/s/ MICHAEL MEISS
	Name:	Michael Meiss
	Title:	General Manager

By:	/s/ PAUL N. TRAVIS
	Name:	Paul N. Travis
	Title:	Vice President & Head of Corporate Finance

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]

NATIONAL BANK OF EGYPT, NEW YORK BRANCH, as a Lender

By:	/s/ AHMED EL SHERBINI
	Name:	Ahmed El Sherbini
	Title:	Chief Operation Officer

By:	/s/ RAMSEY SHIBER
	Name:	Ramsey Shiber
	Title:	Manager, Risk

[Signature Page to Third Amended and Restated Valero Energy Corporation Credit Agreement]